MANAGEMENT'S REPORT
Alabama Power Company 1994 Annual Report

The management of Alabama Power Company has prepared -- and is responsible for
- -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics. In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Alabama Power Company in conformity with generally accepted accounting principles.




/s/ Elmer B. Harris
Elmer B. Harris
President
and Chief Executive Officer




/s/  William B. Hutchins, III
William B. Hutchins, III
Executive Vice President
and Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
of Alabama Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Alabama Power Company (an Alabama corporation and wholly owned subsidiary of The Southern Company) as of December 31, 1994 and 1993, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10-28) referred to above present fairly, in all material respects, the financial position of Alabama Power Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

    As explained in Notes 2 and 8 to the financial statements, effective January 1, 1993, the company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.







/s/  Arthur Andersen LLP


Birmingham, Alabama
February 15, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Alabama Power Company 1994 Annual Report

RESULTS OF OPERATIONS

Earnings

Alabama Power Company's 1994 net income after dividends on preferred stock was $356 million, representing a $10 million (2.8 percent) increase from the prior year. This improvement can be attributed to lower operating expenses which decreased 3.0 percent from the previous year as a result of the company's strategy to remain a low-cost producer of electricity. This improvement was partially offset by reduced capacity sales to nonterritorial utilities. Net income was also impacted by the mild weather in 1994.

    In 1993, earnings were $346 million, representing a 2.3 percent increase over the prior year. This increase was due to higher retail energy sales and lower financing costs. These positive factors were partially offset by higher operating costs and a scheduled reduction in capacity sales to non-affiliated utilities.

    The return on average common equity for 1994 was 13.86 percent compared to
13.94 percent in 1993, and 14.02 percent in 1992.

Revenues

The following table summarizes the principal factors that affected operating revenues for the past three years:

===============================================================
                                    Increase (Decrease)
                                      From Prior Year
                          -------------------------------------
                               1994         1993          1992
                          -------------------------------------
                                      (in thousands)
   Retail --
       Change in
           base rates       $     --      $     --     $ 36,348
       Unbilled
           adjustment         28,000            --           --
       Sales growth           45,304        24,960       36,237
       Weather               (39,964)       58,536      (42,709)
       Fuel cost recovery
           and other         (84,344)       96,437      (31,318)
- ----------------------------------------------------------------
   Total retail              (51,004)      179,933       (1,442)
- ----------------------------------------------------------------
   Sales for Resale --
       Non-affiliates         (9,345)      (43,686)        (121)
       Affiliates            (17,213)       23,887       (1,287)
- ----------------------------------------------------------------
   Total sales for resale    (26,558)      (19,799)      (1,408)
   Other operating
       revenues                5,095           635        2,896
- ----------------------------------------------------------------
   Total operating
       revenues             $(72,467)     $160,769     $     46
================================================================
   Percent change               (2.4)%         5.6%        --  %
================================================================

    Retail revenues of $2.4 billion in 1994 decreased $51 million (2.1 percent) from the prior year, compared with an increase of $180 million (8.0 percent) in 1993. The mild weather during the summer of 1994 and lower fuel cost recovery were the primary reasons for the decrease in retail revenues from 1993. The extreme weather during 1993 and sales growth contributed to the increase in retail revenues over 1992. Fuel revenues, which decreased substantially in 1994, generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and therefore have no effect on net income. In September 1994, the company recorded an additional $28 million (679 million kilowatt-hours) in estimated unbilled revenues due to a change in the estimating procedure for unbilled kilowatt-hours (KWHs) and associated revenues. For additional information concerning unbilled revenues and an offsetting expense, see Note 3 under "Retail Rate Adjustment Procedures."

Alabama Power Company 1994 Annual Report

         Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. These capacity and energy components, as well as the components of the sales to affiliated companies, were:

============================================================
                      1994           1993           1992
                  ------------------------------------------
                                (in thousands)

   Capacity           $165,063       $187,062       $216,113
   Energy              222,579        233,253        239,622
- ------------------------------------------------------------
   Total              $387,642       $420,315       $455,735
============================================================

    Capacity revenues from non-affiliates remained relatively constant in 1994 but decreased in 1993 due to a scheduled reduction in capacity dedicated to unit power sales customers for the first five months of the year. Capacity revenues from sales to affiliates decreased $22 million in 1994. Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand, the availability, and the variable production cost of generating resources at each company.

    KWH sales for 1994 and the percent change by year were as follows:

===============================================================
                          KWH             Percent Change
                      -----------------------------------------
                        1994       1994       1993         1992
                      -----------------------------------------
                      (millions)

Residential              12,955    (1.7)%      9.2%      (2.1)%
Commercial                9,495     3.4        6.4        1.2
Industrial               19,181     3.2        1.8        4.3
Unbilled
    adjustment              679      -          -          -
Other                       184     1.1        2.8        1.2
                      ---------
Total retail             42,494     3.3        5.1        1.6
Sales for resale -
   Non-affiliates         6,775    (5.2)     (14.8)      (4.9)
   Affiliates             8,433     4.3       12.1       (7.4)
                      ---------
Total                    57,702     2.4%       3.0%      (0.7)%
===============================================================

Expenses

Total operating expenses of $2.3 billion for 1994 were down 3.0 percent compared with the prior year. The decrease was mainly due to less coal-fired generation and a lower average cost of fuel consumed. Coal-fired generation decreased because it was displaced with lower cost nuclear and hydro generation.

    Total operating expenses for 1993 were up 7.0 percent over those recorded in 1992. The increase was mainly attributable to higher production expenses of $95 million to meet increased energy demands.

    Fuel costs are the single largest expense for the company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. Fuel expense decreased in 1994 by $75 million (8.6 percent) from the previous year. This decrease is attributable to the increase in availability of nuclear and hydro generation and a decrease in the cost of fuel. Fuel expense increased in 1993 as a result of increased energy demands during the summer. Fuel cost per KWH generated was 1.56 cents in 1994, 1.73 cents in 1993 and 1.64 cents in 1992.

    Purchased power consists primarily of purchases from the affiliates of the Southern electric system. Purchased power transactions among the company and its affiliates will vary from period to period depending on demand, the availability, and the variable production cost of generating resources at each company. Purchased capacity from affiliates increased $5 million in 1994. KWH purchases from affiliates decreased 27 percent from the prior year.

    Other operation expenses decreased 2.5 percent in 1994 following a 5.6 percent increase in 1993. The increase in 1993 was primarily the result of environmental cleanup costs, net expenses of a March snowstorm, and the one-time cost of a transportation fleet reduction program, which together totaled $16.1 million.

    Maintenance expenses increased 3.8 percent in 1994 over the previous year due to the establishment of a Natural Disaster Reserve. For additional information concerning the Natural Disaster Reserve, see Note 3 under "Retail Rate Adjustment Procedures."

    Depreciation and amortization expense remained virtually unchanged from the previous year. This is the result of lower average depreciation rates effective January 1994 offset by growth in depreciable plant in service. Depreciation and

Alabama Power Company 1994 Annual Report


amortization expense increased 3.4 percent in 1993 due principally to growth in depreciable plant in service.

    Income taxes increased in 1994 by $17 million (8.2 percent). This is due to higher taxable income. The increase in income tax expense of 2.6 percent for 1993 was primarily attributable to a one percent increase in the corporate federal income tax rate effective January 1, 1993.

    The company contributed $13.5 million to the Alabama Power Foundation, Inc. in 1994, which represents an increase of $10.5 million from the previous year. The Foundation makes distributions to qualified entities which are organized exclusively for charitable, educational, literary, and scientific purposes.

    Total net interest charges and preferred stock dividends continued to decline from amounts reported in the previous year. The declines reflect the significant refinancing activities in 1993 and 1992. In 1994, these costs were $236 million -- down $23 million (9.0 percent). These costs decreased $7.5 million (2.8 percent) in 1993.


Effects of Inflation

The company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from growth in energy sales to a less regulated, more competitive environment.

    Future earnings in the near term will depend upon growth in electric sales, which are subject to a number of factors. Traditionally, these factors have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The company is posturing the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This may enhance the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing, recovery of stranded investments, and developing rate structures for different market segments that reflect the economic costs of serving that market. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

    The scheduled addition of five combustion turbine generating units in 1995 and four more in 1996 will increase related operation and maintenance expenses and depreciation expenses. These additions are to ensure reliable service to its customers during critical peak times.

    Rates to retail customers served by the company are regulated by the Alabama Public Service Commission (APSC). Rates for the company can be adjusted

Alabama Power Company 1994 Annual Report



periodically within certain limitations based on earned retail rate of return compared with an allowed return. See Note 3 to the financial statements for information about other regulatory matters.

    The company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB is currently reviewing the accounting for nuclear decommissioning. If current electric utility industry accounting practices for decommissioning are changed: (1) Annual provisions for decommissioning could increase. (2) The estimated cost for decommissioning may be required to be recorded as a liability in the Balance Sheets. In management's opinion -- should these changes be required -- the changes would not have a significant adverse effect on results of operations because of the company's current and expected future ability to recover decommissioning costs through rates. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the company has with its sales for resale customers. The FERC currently is reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Reviews Equity Returns" for additional information.

    Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

FINANCIAL CONDITION

Overview

The company's financial condition remained stable in 1994. This stability is the continuation over recent years of growth in energy sales and cost control measures combined with a significant lowering of the cost of capital, achieved through the refinancing and/or redemption of higher-cost long-term debt and preferred stock.

    The company had gross property additions of $537 million in 1994. The majority of funds needed for gross property additions since 1991 have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Statements of Cash Flows provide additional details.

Capital Structure

The company's ratio of common equity to total capitalization was 47.4 percent in 1994 and 1993, compared to 47.6 percent in 1992.

    In 1994, the company issued $150 million of first mortgage bonds and through public authorities, $180 million of pollution control revenue refunding bonds. Composite financing rates as of year-end for 1992 through 1994 were as follows:

================================================================
                                      1994       1993       1992
                                  ------------------------------
   Composite interest rate on
      long-term debt                 7.39%      7.35%      8.00%
   Composite dividend rate on
      preferred stock                6.23%      5.80%      6.76%
================================================================

    The company's current securities ratings are as follows:

==============================================================
                              Duff &                 Standard
                              Phelps     Moody's     & Poor's
                             ---------------------------------
   First Mortgage Bonds         A+          A1           A
   Preferred Stock              A-          a2           A-
==============================================================

Alabama Power Company 1994 Annual Report



Capital Requirements

Capital expenditures are estimated to be $604 million for 1995, $500 million for 1996, and $502 million for 1997. The total is $1.6 billion for the three years. Actual capital costs may vary from this estimate because of factors such as changes in environmental regulations; changes in the existing nuclear plant to meet new regulations; revised load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

    The company does not have any baseload generating plants under construction, and current energy demand forecasts do not require any additional baseload generating units until well into the future. However, the construction of combustion turbine peaking units of approximately 720 megawatts of capacity is planned by 1996 to meet increased peak-hour demands. In addition, significant construction of transmission and distribution facilities and upgrading of generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the capital budget, approximately $60 million will be required by the end of 1997 for maturities of first mortgage bonds. Also, the company will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital, as market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on the Southern electric system. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance began in 1995 and affected eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures were required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment will be installed on all fossil-fired units. Construction expenditures for Phase I compliance are estimated to total approximately $300 million through 1995 for The Southern Company, of which the company's portion is approximately $30 million.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances, depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 to 2000, compliance could require total estimated construction expenditures of $150 million for The Southern Company, of which the company's portion is approximately $80 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

Alabama Power Company 1994 Annual Report


   An average increase of up to 2 percent in annual revenue requirements from customers could be necessary to fully recover the company's cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study by November 1995. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

   A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA issued proposed rules in November 1994 and is required to take final action on this issue in 1996. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In 1995, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

   In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the company could incur costs to clean up properties currently or previously owned. The company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Southern electric system. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

It is anticipated that the funds required will be derived from sources in form and quantity similar to those used in the past. To issue additional first mortgage bonds and preferred stock, the company must comply with certain earnings coverage requirements designated in its mortgage indenture and

Alabama Power Company 1994 Annual Report


corporate charter. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

    As required by the Nuclear Regulatory Commission and as ordered by the APSC, the company has established external trust funds for nuclear decommissioning costs. In 1994, the company also established an external trust fund for postretirement benefits as ordered by the APSC. The cumulative effect of funding these items over a long period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."


STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
Alabama Power Company 1994 Annual Report

====================================================================================================
                                                                      1994         1993         1992
- ----------------------------------------------------------------------------------------------------
                                                                                (in thousands)
Operating Revenues (Notes 1, 3 and 7):
Revenues                                                        $2,770,380   $2,825,634   $2,688,752
Revenues from affiliates                                           164,762      181,975      158,088
- ----------------------------------------------------------------------------------------------------
Total operating revenues                                         2,935,142    3,007,609    2,846,840
- ----------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                             801,948      877,099      794,438
  Purchased power from non-affiliates                               15,158       15,230       14,242
  Purchased power from affiliates                                  100,888      120,330      107,230
  Other                                                            458,917      470,815      445,836
Maintenance                                                        262,102      252,506      237,071
Depreciation and amortization                                      292,420      290,310      280,881
Taxes other than income taxes                                      183,425      178,997      172,095
Federal and state income taxes (Note 8)                            224,280      207,210      201,925
- ----------------------------------------------------------------------------------------------------
Total operating expenses                                         2,339,138    2,412,497    2,253,718
- ----------------------------------------------------------------------------------------------------
Operating Income                                                   596,004      595,112      593,122
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)         3,239        3,260        2,071
Income from subsidiary (Note 6)                                      3,588        4,127        4,635
Charitable foundation                                              (13,500)      (3,000)      (6,887)
Interest income                                                     16,944       20,775       14,804
Other, net                                                         (30,569)     (24,420)     (11,019)
Income taxes applicable to other income                             16,834       10,239        8,947
- ----------------------------------------------------------------------------------------------------
Income Before Interest Charges                                     592,540      606,093      605,673
- ----------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                         178,045      184,861      206,871
Allowance for debt funds used during construction (Note 1)          (3,548)      (2,992)      (2,416)
Interest on interim obligations                                      5,939        3,760        3,704
Amortization of debt discount, premium, and expense, net             9,623        8,937        4,392
Other interest charges                                              19,908       35,474       19,381
- ----------------------------------------------------------------------------------------------------
Net interest charges                                               209,967      230,040      231,932
- ----------------------------------------------------------------------------------------------------
Net Income                                                         382,573      376,053      373,741
Dividends on Preferred Stock                                        26,235       29,559       35,186
- ----------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                   $  356,338   $  346,494   $  338,555
====================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1994, 1993, and 1992
Alabama Power Company 1994 Annual Report

=============================================================================================
                                                                1994        1993        1992
- ---------------------------------------------------------------------------------------------
                                                                         (in thousands)
Operating Activities:
Net income                                                $  382,573  $  376,053  $  373,741
Adjustments to reconcile net income to net
  cash provided by operating activities --
    Depreciation and amortization                            359,791     356,499     338,421
    Deferred income taxes and investment tax credits         (32,613)     32,994      23,514
    Allowance for equity funds used during construction       (3,239)     (3,260)     (2,071)
    Other, net                                                28,656      36,493      (3,298)
    Changes in certain current assets and liabilities --
      Receivables, net                                        19,390      19,215     (11,010)
      Inventories                                            (38,946)     51,630      12,704
      Payables                                               (21,240)     31,544       2,158
      Taxes accrued                                            6,856      (9,959)    (21,120)
      Energy cost recovery, retail                            16,907     (56,128)     45,509
      Other                                                  (14,235)    (21,110)     10,629
- ---------------------------------------------------------------------------------------------
Net cash provided from operating activities                  703,900     813,971     769,177
- ---------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                    (536,785)   (435,843)   (367,463)
Sale of property                                                   -           -      43,556
Other                                                        (26,632)       (741)    (13,379)
- ---------------------------------------------------------------------------------------------
Net cash used for investing activities                      (563,417)   (436,584)   (337,286)
- ---------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
  Preferred stock                                                  -     158,000     150,000
  First mortgage bonds                                       150,000     860,000     745,000
  Other long-term debt                                       208,720     180,314      48,382
Retirements:
  Preferred stock                                                  -    (207,000)   (145,000)
  First mortgage bonds                                       (20,387)   (699,788)   (931,797)
  Other long-term debt                                      (305,380)   (181,329)    (54,223)
Interim obligations, net                                     139,882    (156,917)    120,917
Payment of preferred stock dividends                         (25,431)    (32,099)    (35,704)
Payment of common stock dividends                           (268,000)   (252,900)   (273,300)
Miscellaneous                                                 (8,444)    (56,064)    (53,697)
- ---------------------------------------------------------------------------------------------
Net cash used for financing activities                      (129,040)   (387,783)   (429,422)
- ---------------------------------------------------------------------------------------------
Net Change in Cash                                            11,443     (10,396)      2,469
Cash at Beginning of Year                                      3,233      13,629      11,160
- ---------------------------------------------------------------------------------------------
Cash at End of Year                                       $   14,676  $    3,233  $   13,629
=============================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                    $  183,445  $  176,805  $  219,263
  Income taxes                                               231,831     175,591     197,693
- ---------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

                                       12


BALANCE SHEETS
At December 31, 1994 and 1993
Alabama Power Company 1994 Annual Report

===============================================================================================
ASSETS                                                                      1994           1993
- -----------------------------------------------------------------------------------------------
                                                                                (in thousands)
Utility Plant:
Plant in service, at original cost (Note 1)                          $10,052,772     $9,757,141
Less accumulated provision for depreciation                            3,598,604      3,384,156
- -----------------------------------------------------------------------------------------------
                                                                       6,454,168      6,372,985
Nuclear fuel, at amortized cost                                          101,630         93,551
Construction work in progress                                            317,779        225,786
- -----------------------------------------------------------------------------------------------
Total                                                                  6,873,577      6,692,322
- -----------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 6)                  26,985         29,201
Nuclear decommissioning trusts (Note 1)                                   71,014         49,550
Miscellaneous                                                             16,970         20,434
- -----------------------------------------------------------------------------------------------
Total                                                                    114,969         99,185
- -----------------------------------------------------------------------------------------------
Current Assets:
Cash                                                                      14,676          3,233
Receivables-
  Customer accounts receivable                                           308,561        312,090
  Other accounts and notes receivable                                     22,547         48,808
  Affiliated companies                                                    29,303         40,216
  Accumulated provision for uncollectible accounts                        (2,297)        (2,632)
Refundable income taxes                                                   16,011         11,940
Fossil fuel stock, at average cost                                       119,555         88,481
Materials and supplies, at average cost                                  184,600        176,728
Prepayments-
  Income taxes                                                            19,196         18,980
  Other                                                                   84,354         60,227
Vacation pay deferred                                                     20,442         22,680
- -----------------------------------------------------------------------------------------------
Total                                                                    816,948        780,751
- -----------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes  (Note 8)                       451,886        469,010
Debt expense, being amortized                                              7,370          7,064
Premium on reacquired debt, being amortized                              101,851        102,634
Uranium enrichment decontamination and decommissioning fund (Note 1)      42,996         45,554
Miscellaneous                                                             49,620         52,163
- -----------------------------------------------------------------------------------------------
Total                                                                    653,723        676,425
- -----------------------------------------------------------------------------------------------
Total Assets                                                          $8,459,217     $8,248,683
===============================================================================================
The accompanying notes are an integral part of these statements.

                                       13


BALANCE SHEETS
At December 31, 1994 and 1993
Alabama Power Company 1994 Annual Report

===============================================================================================
CAPITALIZATION AND LIABILITIES                                              1994           1993
- -----------------------------------------------------------------------------------------------
                                                                               (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                   $2,614,405     $2,526,348
Preferred stock                                                          440,400        440,400
Long-term debt                                                         2,455,013      2,362,852
- -----------------------------------------------------------------------------------------------
Total                                                                  5,509,818      5,329,600
- -----------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                                 796         58,998
Notes payable to banks                                                         -         40,000
Commercial paper                                                         179,882              -
Accounts payable-
  Affiliated companies                                                    60,334         62,507
  Other                                                                  258,657        272,491
Customer deposits                                                         30,245         31,198
Taxes accrued-
  Federal and state income                                                 6,848         25,730
  Other                                                                   15,589         14,414
Interest accrued                                                          52,516         52,809
Vacation pay accrued                                                      20,442         22,680
Miscellaneous                                                             57,047         50,426
- -----------------------------------------------------------------------------------------------
Total                                                                    682,356        631,253
- -----------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes  (Note 8)                            1,181,342      1,165,127
Accumulated deferred investment tax credits                              317,018        329,909
Prepaid capacity revenues, net  (Note 7)                                 138,421        143,762
Uranium enrichment decontamination and decommissioning fund  (Note 1)     39,413         39,644
Deferred credits related to income taxes  (Note 8)                       405,256        440,945
Natural disaster reserve                                                  28,750              -
Miscellaneous                                                            156,843        168,443
- -----------------------------------------------------------------------------------------------
Total                                                                  2,267,043      2,287,830
- -----------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 3, 4, 5, 6, 7, and 11)
Total Capitalization and Liabilities                                  $8,459,217     $8,248,683
===============================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CAPITALIZATION
At December 31, 1994 and 1993
Alabama Power Company 1994 Annual Report

=================================================================================================
                                                             1994        1993     1994     1993
- -------------------------------------------------------------------------------------------------
                                                              (in thousands)   (percent of total)
Common Stock Equity:
Common stock, par value $40 per share --
  Authorized -- 6,000,000 shares
  Outstanding -- 5,608,955 shares in
    1994 and 1993                                       $  224,358  $  224,358
Paid-in capital                                          1,304,645   1,304,645
Premium on preferred stock                                     146         146
Retained earnings (Note 12)                              1,085,256     997,199
- -------------------------------------------------------------------------------------------------
Total common stock equity                                2,614,405   2,526,348    47.4 %   47.4 %
- -------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$1 par value --
  Authorized -- 27,500,000 shares
  Outstanding -- 12,020,200 shares
    $25 stated capital --
      6.40%                                                 50,000      50,000
      6.80%                                                 38,000      38,000
      7.60%                                                150,000     150,000
      Adjustable rate
        6.26% - at January 1, 1995                          50,000      50,000
    $100 stated capital --
      Auction rate - at January 1, 1995:  4.59%             50,000      50,000
    $100,000 stated capital --
      Auction rate - at January 1, 1995:  4.64%             20,000      20,000
$100 par value --
  Authorized -- 3,850,000 shares
  Outstanding -- 824,000 shares
    4.20% to 4.52%                                          41,400      41,400
    4.60% to 4.92%                                          29,000      29,000
    5.96% to 6.88%                                          12,000      12,000
- -------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $27,421,000)         440,400     440,400     8.0      8.3
- -------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
  Maturity                     Interest Rates
  --------                     --------------
  March 1, 1996                4 1/2%                       60,000      60,000
  February 1, 1998             5 1/2%                       50,000      50,000
  August 1, 1999               6 3/8%                      170,000     170,000
  2000 through 2003            6% to 7%                    500,000     500,000
  2007                         7 1/4%                      175,000     175,000
  2017                         10 5/8%                           -      15,243
  2021 through 2024            7.30% to 9 1/4%           1,044,856     900,000
- -------------------------------------------------------------------------------------------------
Total first mortgage bonds                               1,999,856   1,870,243
Pollution control obligations                              476,140     476,140
Other long-term debt                                         9,754     106,414
Unamortized debt premium (discount), net                   (29,941)    (30,947)
- -------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $183,592,000)                           2,455,809   2,421,850
Less amount due within one year (Note 10)                      796      58,998
- -------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year      2,455,013   2,362,852    44.6     44.3
- -------------------------------------------------------------------------------------------------
Total Capitalization                                    $5,509,818  $5,329,600   100.0 %  100.0 %
=================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1994, 1993, and 1992
Alabama Power Company 1994 Annual Report

=====================================================================================
                                                       1994         1993         1992
- -------------------------------------------------------------------------------------
                                                                  (in thousands)
Balance at Beginning of Year                     $  997,199   $  914,148   $  857,734
Net income after dividends on preferred stock       356,338      346,494      338,555
Cash dividends on common stock                     (268,000)    (252,900)    (273,300)
Preferred stock transactions, net                      (118)     (10,587)      (8,732)
Other adjustments to retained earnings                 (163)          44         (109)
- -------------------------------------------------------------------------------------
Balance at End of Year (Note 12)                 $1,085,256   $  997,199   $  914,148
=====================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Alabama Power Company 1994 Annual Report


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Alabama Power Company (the company) is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group
(SDIG). The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly-owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services upon request to The Southern Company and to the subsidiary companies. Southern Communications, beginning in mid-1995, will provide digital wireless communications services -- over the 800-megahertz frequency band -- to The Southern Company's subsidiaries and also will market these services to the public within the Southeast. Southern Electric designs, builds, owns and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. SDIG develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The company is also regulated by the FERC and the Alabama Public Service Commission (APSC). The company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective regulatory commissions.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

================================================================
                                             1994        1993
                                            --------------------
                                              (in thousands)
  Deferred income taxes                     $451,886   $469,010
  Premium on reacquired debt                 101,620    102,216
  Department of Energy assessments            42,996     45,554
  Vacation pay                                20,442     22,680
  Work force reduction costs                   3,664      5,468
  Deferred income tax credits               (405,256)  (440,945)
  Natural disaster reserve                   (28,750)         -
  Other, net                                  45,956     26,824
- ----------------------------------------------------------------
  Total                                     $232,558   $230,807
================================================================

    In the event that a portion of the company's operations are no longer subject to the provisions of Statement No. 71, the company would be required to write off related regulatory assets and liabilities. In addition, the company would be required to determine any impairment to other assets, including plant, and write down the assets to their fair value.

Revenues and Fuel Costs

The company accrues revenues for services rendered but unbilled at the end of each fiscal period. For additional information concerning unbilled revenues, see
Note 3 under "Retail Rate Adjustment Procedures."

    The company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1994, uncollectible

Alabama Power Company 1994 Annual Report


accounts continued to average less than 1 percent of revenues.

    Fuel costs are expensed as the fuel is used. The company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $65 million in 1994, $62 million in 1993, and $48 million in 1992. The company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2012 and 2014 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15- year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The company estimates its remaining liability at December 31, 1994, under this law to be approximately $43 million. This obligation is recognized in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1994 and 3.3 percent in both 1993 and 1992. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of decommissioning nuclear facilities.

         In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over set periods of time as approved by the APSC. Earnings on the trust fund are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

         Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated cost of decommissioning -- both site study costs and ultimate costs -- at December 31, 1994, for Plant Farley were as follows:

==============================================================
                                                    Plant
                                                    Farley
                                                 -------------
    Site study basis (year)                          1993

    Decommissioning periods:
        Beginning year                               2017
        Completion year                              2029
- --------------------------------------------------------------
                                                (in millions)
    Site study costs:
        Radiated structures                          $409
        Non-radiated structures                        75
        Other                                          94
- --------------------------------------------------------------
    Total                                            $578
==============================================================
                                                (in millions)
    Ultimate costs:
        Radiated structures                        $1,258
        Non-radiated structures                       231
        Other                                         289
- --------------------------------------------------------------
    Total                                          $1,778
==============================================================

                                       18
NOTES (continued)
Alabama Power Company 1994 Annual Report



                                                (in millions)
    Amount expensed in 1994                           $18
- --------------------------------------------------------------
    Accumulated provisions:
        Balance in external trust funds             $  71
        Balance in internal reserves                   51
- --------------------------------------------------------------
    Total                                            $122
==============================================================

    Assumed in ultimate costs:
        Inflation rate                                4.5%
        Trust earning rate                            7.0
- --------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity -- sinking fund -- method as approved by the APSC. The decommissioning costs approved for ratemaking are $578 million for Plant Farley.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

Income Taxes

The company provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

     Effective January 1, 1993, the company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 8 for additional information about Statement No. 109.

Allowance For Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rate used to determine the amount of allowance was 7.9 percent in 1994, 7.8 percent in 1993, and 7.9 percent in 1992. AFUDC, net of income tax, as a percent of net income after dividends on preferred stock was 1.5 percent in both 1994 and 1993 and 1.1 percent in 1992.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, the company's only financial instrument that the carrying amount did not approximate fair value at December 31 was as follows:

==============================================================
                                           Long-Term Debt
                                     -------------------------
                                       Carrying         Fair
   Year                                 Amount         Value
                                     -------------  ----------
                                             (in millions)

   1994                               $2,446           $2,323
   1993                                2,315            2,439
==============================================================

    The fair value for long-term debt was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Vacation Pay

The company's employees earn their vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as

                                       19
NOTES (continued)
Alabama Power Company 1994 Annual Report



an allowable expense only when paid. Consistent with this ratemaking treatment, the company accrues a current liability for earned vacation pay and records a current regulatory asset representing future recoverability of this cost. The amount was $20 million and $23 million at December 31, 1994 and 1993, respectively. In 1995, an estimated 64 percent of the 1994 deferred vacation cost will be expensed and the balance will be charged to construction and other accounts.

Natural Disaster Reserve

    In September 1994, in response to a request by the company, the APSC issued an order allowing the company to establish a Natural Disaster Reserve. As of December 31, 1994, the accumulated provision amounted to $28.8 million. Regulatory treatment by the APSC allows the company to accrue $250 thousand per month until the maximum accumulated provision of $32 million is attained. For additional information concerning the Natural Disaster Reserve, see Note 3 under "Retail Rate Adjustment Procedures."

2.   RETIREMENT BENEFITS

Pension Plan

The company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent deductible under federal income tax regulations. Amounts funded are primarily invested in debt and equity securities. In December 1993, the APSC issued an accounting policy statement which requires the company to externally fund net annual postretirement benefits.

     Effective January 1, 1993, the company adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." Because the adoption of Statement No. 106 was reflected in rates, it did not have a material impact on net income.

    Prior to 1993, the company recognized these benefit costs on an accrual basis using the "aggregate cost" actuarial method, which spreads the expected cost of such benefits over the remaining periods of employees' service as a level percentage of payroll costs. The total costs of such benefits recognized by the company in 1992 were $15.2 million.

Funded Status and Cost of Benefits

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

============================================================
                                                Pension
                                          ------------------
                                            1994      1993
                                          ------------------
                                             (in millions)
   Actuarial present value of
      benefit obligations:
        Vested benefits                   $   522   $   523
        Non-vested benefits                    18        20
- ------------------------------------------------------------
   Accumulated benefit obligation             540       543
   Additional amounts related to
      projected salary increases              174       153
- ------------------------------------------------------------
  Projected benefit obligation                714       696
   Less:
      Fair value of plan assets             1,059     1,121
      Unrecognized net gain                  (251)     (349)
      Unrecognized prior service cost          23        25
      Unrecognized transition asset           (51)      (56)
============================================================
   Prepaid asset recognized in the
      Balance Sheets                      $    66    $   45
============================================================

                                       20
NOTES (continued)
Alabama Power Company 1994 Annual Report

===========================================================
                                           Postretirement
                                              Medical
                                        -------------------
                                          1994       1993
                                        -------------------
                                           (in millions)

   Actuarial present value of
     benefit obligation:
        Retirees and dependents           $  69      $  67
        Employees eligible to retire         22         21
        Other employees                      90         95
- -----------------------------------------------------------
   Accumulated benefit obligation           181        183
   Less:
      Fair value of plan assets              56         39
      Unrecognized net loss                   6         18
      Unrecognized transition
        obligation                           96        102
- -----------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets               $  23      $  24
===========================================================

===========================================================
                                           Postretirement
                                                Life
                                         ------------------
                                          1994       1993
                                         ------------------
                                           (in millions)
   Actuarial present value of
     benefit obligation:
        Retirees and dependents           $  27      $  27
        Other employees                      29         29
- -----------------------------------------------------------
 Accumulated benefit obligation              56         56
   Less:
      Fair value of plan assets               5          1
      Unrecognized net gain                  (6)        (4)
      Unrecognized transition
        obligation                           24         26
- -----------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets               $  33      $  33
===========================================================

    The weighted average rates assumed in the actuarial calculations were:

===========================================================
                                1994       1993      1992
                               ----------------------------
   Discount                      8.0%       7.5%      8.0%
   Annual salary increase        5.5        5.0       6.0
   Long-term return on
     plan assets                 8.5        8.5       8.5
===========================================================

     An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 10.5 percent for 1994, decreasing gradually to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1.0 percent would increase the accumulated medical benefit obligation as of December 31, 1994, by $33 million and the aggregate of the service and interest cost components of the net retiree medical cost by $4 million.

     Components of the plans' net income are shown below:

==================================================================
                                               Pension
- ------------------------------------------------------------------
                                       1994     1993       1992
                                     -----------------------------
                                            (in millions)
   Benefits earned during
      the year                        $  20.8 $   20.6   $ 20.6
   Interest cost on projected
      benefit obligation                 51.2     50.4     48.2
   Actual (return) loss on plan
      assets                             23.5   (146.3)   (45.8)
   Net amortization and deferral       (116.2)    63.3    (29.3)
- ------------------------------------------------------------------
   Net pension cost (income)         $  (20.7)$  (12.0) $  (6.3)
==================================================================

         Of the above net pension amounts, $(15.7) million in 1994, $(8.9) million in 1993, and $(5.1) million in 1992 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

============================================================
                                            Postretirement
                                               Medical
                                          ------------------
                                            1994       1993
                                          ------------------
                                             (in millions)

     Benefits earned during the year       $  6        $  5
     Interest cost on accumulated
        benefit obligation                   14          12
     Amortization of transition
        obligation                            5           5
     Actual (return) loss on plan
        assets                                1          (5)
     Net amortization and deferral           (4)          2
- ------------------------------------------------------------
     Net postretirement cost                $22         $19
============================================================

Alabama Power Company 1994 Annual Report

=============================================================
                                             Postretirement
                                                 Life
                                           ------------------
                                            1994       1993
                                           ------------------
                                             (in millions)

     Benefits earned during the year         $2         $2
     Interest cost on accumulated
        benefit obligation                    4          4
     Amortization of transition
        obligation                            1          1
- -------------------------------------------------------------
     Net postretirement cost                 $7         $7
=============================================================

    Of the above net postretirement medical and life insurance costs recorded in 1994 and 1993, $23 million and $22 million, respectively, were charged to operating expenses and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The company has incurred additional costs for work force reduction programs. The costs related to these programs were $8.2 million, $16.1 million and $13.4 million for the years 1994, 1993 and 1992, respectively. A portion of the cost of these programs was deferred and is being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $3.7 million at December 31, 1994.

3.   LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Procedures

In November 1982, the APSC adopted rates that provide for periodic adjustments based upon the company's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The last rate adjustment was effective in January 1992. The rate adjustment procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In February 1993, the APSC ordered - at the company's request - a moratorium on rate increases for the first two quarters of 1993, which facilitated the transition of an accounting change. This accounting change permitted the accrual of estimated operation and maintenance expenses related to nuclear refueling outages during the period between outages rather than at the time the expenses are incurred.

     Also, in 1994, the APSC issued an order - at the company's request - allowing the company to establish a natural disaster reserve not to exceed $32 million and to change the estimating procedure for unbilled kilowatt-hours and associated revenues for service rendered but unbilled at the end of each month. This change in estimate resulted in an increase in unbilled revenues for September 1994 of $28 million, which offset the initial accrual for the natural disaster reserve for the same amount. Additional monthly accruals of $250 thousand will be made until the reserve maximum is attained. In addition, a moratorium on rate increases through the third quarter of 1995 was approved.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Heat Pump Financing Suit

In September 1990, two customers of the company filed a civil complaint in the Circuit Court of Shelby County, Alabama, against the company seeking to represent all persons who, prior to June 23, 1989, entered into agreements with the company for the financing of heat pumps and other merchandise purchased from vendors other than the company. The plaintiffs contended that the company was required to obtain a license under the Alabama Consumer Finance Act to engage in the business of making consumer loans. The plaintiffs were seeking an order declaring these agreements null and void and requiring the company to refund all payments -- principal and interest -- made under these agreements. The aggregate amount under these agreements, together with interest paid, currently is estimated to be $40 million.

    In June 1993, the court ordered the company to refund or forfeit interest of approximately $10 million because of the company's failure to obtain such license. However, the court's order did not require any refund or forfeiture with respect to any principal payments under the agreements at issue. The company has appealed the court's order to the Supreme Court of Alabama.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material effect on the

Alabama Power Company 1994 Annual Report


company's financial statements.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts. Any changes in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds began in October 1994 and is scheduled to continue until January 1996.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, and refunds were ordered, the amount of refunds could range up to approximately $34 million at December 31, 1994. Although the final outcome of this matter cannot now be determined; in management's opinion, the final outcome will not have a material effect on the company's financial statements.

4.   CAPITAL BUDGET

The company's capital expenditures are currently estimated to total $604 million in 1995, $500 million in 1996, and $502 million in 1997. The estimates include AFUDC of $10 million in 1995 and $9 million in both 1996 and 1997. The estimates for property additions for the three-year period includes $42.5 million committed to meeting the requirements of the Clean Air Act. The capital budget is subject to periodic review and revision, and actual capital cost incurred may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1994, significant purchase commitments were outstanding in connection with the construction program. The company does not have any new baseload generating plants under construction. However, the construction of combustion turbine peaking units of approximately 720 megawatts is planned to be completed by 1996. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

5.   FINANCING,  INVESTMENT,  AND
     COMMITMENTS

General

To the extent possible, the company's construction program is expected to be financed primarily from internal sources. Short-term debt will be utilized at appropriate levels. The amounts available are discussed below. The company may issue additional long-term debt and preferred stock for the purposes of debt maturities, redeeming higher-cost securities, and meeting additional capital requirements.

Financing

The ability of the company to finance its capital budget depends on the amount of funds generated internally and the funds it can raise by external financing. The company's primary sources of external financing are sales of first mortgage bonds and preferred stock to the public and receipt of additional paid-in capital from The Southern Company. In order to issue additional first mortgage bonds and preferred stock, the company must comply with certain earnings coverage requirements contained in its mortgage indenture and corporate charter. The most restrictive of these provisions requires, for the issuance of additional first mortgage bonds, that before-income-tax earnings, as defined, cover pro forma annual interest charges on outstanding first mortgage bonds at

Alabama Power Company 1994 Annual Report


least twice; and for the issuance of additional preferred stock, that gross income available for interest cover pro forma annual interest charges and preferred stock dividends at least one and one-half times. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

Bank Credit Arrangements

The company, along with The Southern Company and Georgia Power Company, has entered into agreements with several banks outside the service area to provide $400 million of revolving credit to the companies through June 30, 1997. To provide liquidity support for commercial paper programs, the company and Georgia Power Company have exclusive right to $135 million and $165 million, respectively, of the available credit. The companies have the option of converting the short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements provide for payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Additionally, the company maintains committed lines of credit in the amount of $349 million which expire at various times during 1995 and, in certain cases, provide for average annual compensating balances. Because the arrangements are based on an average balance, the company does not consider any of its cash balances to be restricted as of any specific date. Moreover, the company borrows from time to time pursuant to arrangements with banks for uncommitted lines of credit.

    At December 31, 1994, the company had regulatory approval to have outstanding up to $530 million of short-term borrowings.

Assets Subject to Lien

The company's mortgage, as amended and supplemented, securing the first mortgage bonds issued by the company, constitutes a direct lien on substantially all of the company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations through year 2013 were approximately $9.4 billion at December 31, 1994. Additional commitments for coal and for nuclear fuel will be required in the future to supply the company's fuel needs.

Operating Leases

The company has entered into coal rail car rental agreements with various terms and expiration dates. At December 31, 1994, estimated minimum rental commitments for noncancellable operating leases were as follows:

============================================================
Year                                             Amounts
- ----                                         ---------------
                                              (in millions)
1995                                             $  0.5
1996                                                2.8
1997                                                2.8
1998                                                2.8
1999                                                2.8
2000 and thereafter                                59.5
- ------------------------------------------------------------
Total minimum payments                            $71.2
============================================================

6.   FACILITY SALES AND JOINT OWNERSHIP
     AGREEMENTS

The company and Georgia Power Company own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,019,680 kilowatts, together with associated transmission facilities. The capacity of these units is sold equally to the company and Georgia Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, interest expense and a return on equity, whether or not SEGCO has any capacity and energy available. The company's share of expenses totaled $74 million in 1994, $86 million in 1993 and $73 million in 1992, and is included in "Purchased power from affiliates" in the Statements of Income.

Alabama Power Company 1994 Annual Report


    In addition, the company has guaranteed unconditionally the obligation of SEGCO under an installment sale agreement for the purchase of certain pollution control facilities at SEGCO's generating units, pursuant to which $24.5 million principal amount of pollution control revenue bonds are outstanding. Georgia Power Company has agreed to reimburse the company for the pro rata portion of such obligation corresponding to its then proportionate ownership of stock of SEGCO if the company is called upon to make such payment under its guaranty.

    At December 31, 1994, the capitalization of SEGCO consisted of $54 million of equity and $78 million of long-term debt on which the annual interest requirement is $5.1 million. SEGCO paid dividends totaling $11.6 million in 1994, $11.3 million in 1993, and $12.0 million in 1992, of which one-half of each was paid to the company. SEGCO's net income was $7.2 million, $8.3 million, and $9.3 million for 1994, 1993 and 1992, respectively.

    The company's percentage ownership and investment in jointly-owned generating plants at December 31, 1994, follows:


================================================================
                             Total
                            Megawatt         Company
     Facility (Type)        Capacity        Ownership
- ---------------------       --------        ---------
   Greene County               500            60.00%    (1)
   (coal)
   Plant Miller
      Units 1 and 2          1,320            91.84%    (2)
   (coal)
================================================================
(1)  Jointly owned with an affiliate, Mississippi Power Company.
(2)  Jointly owned with Alabama Electric Cooperative, Inc.

================================================================
                             Company         Accumulated
        Facility           Investment        Depreciation
- ----------------------     ----------        -------------
                                    (in millions)
   Greene County               $ 89                $ 39
   Plant Miller
      Units 1 and 2            $708                $264
- ----------------------------------------------------------------

7.   LONG-TERM POWER SALES AGREEMENTS

General

The company and the operating affiliates of The Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The company's capacity revenues have been as follows:

================================================================
                       Unit         Other
       Year           Power       Long-Term        Total
- ----------------------------------------------------------------
                                 (in millions)
       1994             $152         $  7            $159
       1993              144           15             159
       1992              177            9             186
================================================================

    Unit power from Plant Miller is being sold to Florida Power Corporation
(FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA) and the City of Tallahassee, Florida. Under these agreements, approximately 1,200 megawatts of capacity, a slight increase over 1994, is scheduled to be sold during 1995 and will remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 -- until the expiration of the contracts in 2010.

Alabama Municipal Electric Authority (AMEA) Capacity Contracts

In August 1986, the company entered into a firm power purchase contract with AMEA entitling AMEA to scheduled amounts of capacity (to a maximum 100 megawatts) for a period of 15 years commencing September 1, 1986 (1986 Contract). In October 1991, the company entered into a second firm power purchase contract with AMEA entitling AMEA to scheduled amounts of additional capacity (to a maximum 80 megawatts) for a period of 15 years commencing October 1, 1991 (1991 Contract). In both contracts the power will be sold to AMEA for its member municipalities that previously were served directly by the company as

Alabama Power Company 1994 Annual Report


wholesale customers. Under the terms of the contracts, the company received payments from AMEA representing the net present value of the revenues associated with the respective capacity entitlements, discounted at effective annual rates of 9.96 percent and 11.19 percent for the 1986 and 1991 Contracts, respectively. These payments are being recognized as operating revenues and the discounts are being amortized to other interest expense as scheduled capacity is made available over the terms of the contracts.

    In order to secure AMEA's advance payments and the company's performance obligation under the contracts, the company issued and delivered to an escrow agent first mortgage bonds representing the maximum amount of liquidated damages payable by the company in the event of a default under the contracts. No principal or interest is payable on such bonds unless and until a default by the company occurs. As the liquidated damages decline under the contracts, a portion of the bonds equal to the decreases are returned to the company. At December 31, 1994, $146 million of such bonds was held by the escrow agent under the contracts.

8.   INCOME TAXES

Effective January 1, 1993, the company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1994, the tax-related regulatory assets and liabilities were $452 million and $405 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

=================================================================
                                    1994       1993       1992
                                  -------------------------------
                                           (in thousands)
 Total provision for income taxes:
 Federal --
   Currently payable              $219,494   $149,680   $152,481
   Deferred --
     current year                  (48,153)     9,636     27,760
     reversal of prior years        15,932     19,653     (7,827)
   Deferred investment tax
     credits                            (1)    (2,106)     -
- -----------------------------------------------------------------
                                   187,272    176,863    172,414
- -----------------------------------------------------------------
 State --
   Currently payable                20,565     14,297     16,983
   Deferred --
     current year                   (4,067)     1,898      6,387
     reversal of prior years         3,676      3,913     (2,806)
- -----------------------------------------------------------------
                                    20,174     20,108     20,564
- -----------------------------------------------------------------
 Total                             207,446    196,971    192,978
 Less income taxes credited
   to other income                 (16,834)   (10,239)    (8,947)
- -----------------------------------------------------------------
 Federal and state income
   taxes charged to operations    $224,280   $207,210   $201,925
=================================================================

Alabama Power Company 1994 Annual Report


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

===============================================================
                                              1994      1993
                                           --------------------
                                               (in millions)
Deferred tax liabilities:
    Accelerated depreciation                 $   734   $   697
    Property basis differences                   513       536
    Premium on reacquired debt                    38        38
    Fuel clause underrecovered                     4        11
    Other                                         26        17
- ---------------------------------------------------------------
Total                                          1,315     1,299
- ---------------------------------------------------------------
Deferred tax assets:
    Capacity prepayments                          36        44
    Other deferred costs                          27         8
    Postretirement benefits                       24        15
    Accrued nuclear outage costs                   7         7
    Unbilled revenue                              13         7
    Other                                         44        39
- ---------------------------------------------------------------
Total                                            151       120
- ---------------------------------------------------------------
Net deferred tax liabilities                   1,164     1,179
Portion included in current assets
    (liabilities), net                            17       (14)
- ---------------------------------------------------------------
Accumulated deferred income taxes
    in the Balance Sheets                     $1,181    $1,165
===============================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $13 million in 1994 and 1993 and $18 million in 1992. At December 31, 1994, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

==============================================================
                                       1994     1993     1992
                                    --------------------------
 Federal statutory rate               35.0%    35.0%    34.0%
 State income tax,
    net of federal deduction           2.2      2.3      2.4
 Non-deductible book
    depreciation                       1.6      1.6      1.6
 Differences in prior years'
    deferred and current tax rates    (2.9)    (1.6)    (1.9)
 Other                                (0.7)    (2.9)    (2.0)
- --------------------------------------------------------------
 Effective income tax rate            35.2%    34.4%    34.1%
==============================================================

The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

9.   OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

==============================================================
                                        1994         1993
                                    --------------------------
                                         (in thousands)
Obligations incurred in
  connection with the
  sale of tax-exempt
  pollution control
  revenue bonds by
  public authorities-
        2003-2013--6% to
          9.375%                    $    1,000    $  27,050
        2014-2024--3.05%
          to 10.875%                   475,140      449,090
- --------------------------------------------------------------
                                       476,140      476,140
- --------------------------------------------------------------
Capitalized lease obligations:
        Nuclear fuel                         -       95,943
        Office buildings                 7,312        7,710
        Street light                     2,442        2,761
- --------------------------------------------------------------
                                         9,754      106,414
- --------------------------------------------------------------
   Total                              $485,894     $582,554
==============================================================

    Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. The company is required to make payments sufficient for the authorities to meet principal and interest requirements of such bonds. With respect to $312.8 million of such pollution control obligations, the company has authenticated and delivered to the trustees a like principal amount of first mortgage bonds as security for its obligations under the installment purchase agreements. No principal or interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase agreements.

Alabama Power Company 1994 Annual Report


   The company has capitalized certain office building leases and a street light lease. Monthly principal payments plus interest are required, and at December 31, 1994, the interest rate was 9.5 percent for office buildings and 13.0 percent for street lights. In December 1994, the company discontinued capital leases pertaining to nuclear fuel.

   The net book value of capitalized leases included in utility plant in service was $6.2 million and $94.7 million at December 31, 1994 and 1993, respectively. The estimated aggregate annual maturities of other long-term debt through 1999 are as follows: $0.8 million in 1995, $0.9 million in 1996, $1.0 million in 1997, $1.0 million in 1998 and $1.2 million in 1999.

10.   LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

=================================================================
                                              1994       1993
                                         ------------------------
                                               (in thousands)
    Bond improvement fund
       requirements                         $20,047     $20,135
    Less:
       Portion to be satisfied by
         certifying property additions       20,047           -
- -----------------------------------------------------------------
    Cash sinking fund requirements                -     $20,135
    Other long-term debt maturities
       (Note 9)                                 796      38,863
- -----------------------------------------------------------------
    Total                                   $   796     $58,998
=================================================================

         The annual first mortgage bond improvement fund requirement is one percent of the aggregate principal amount of bonds of each series authenticated, so long as a portion of that series is outstanding, and may be satisfied by the deposit of cash and/or reacquired bonds, the certification of unfunded property additions or a combination thereof. The 1995 requirement of $20.0 million was satisfied by certification of property additions. In addition, maturing in 1995 are other long-term debt of $796 thousand consisting primarily of capitalized office building leases and a street light lease.


11.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988 (Act), the company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Plant Farley. The Act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Plant Farley is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums which could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for the company is $159 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The company is a member of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The company's maximum annual assessment per incident is limited to $12 million under the current policy.

    Additionally, the company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional cost that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased cost of replacement power in an amount up to $3.5 million per week (starting 21 weeks after the outage) for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under

Alabama Power Company 1994 Annual Report


that policy. The maximum annual assessments per incident under current policies for the company would be $27 million for excess property damage and $10 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and then, any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under applicable trust indentures.

    The company participates in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, the company could be subject to a maximum total assessment of $6.4 million.

      All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

12.   COMMON STOCK DIVIDEND
      RESTRICTIONS

The company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1994, $807 million of retained earnings was restricted against the payment of cash dividends on common stock under terms of the mortgage indenture. Supplemental indentures in connection with future first mortgage bond issues may contain more stringent common stock dividend restrictions than those currently in effect.


13.   QUARTERLY FINANCIAL INFORMATION
      (Unaudited)

Summarized quarterly financial data for 1994 and 1993 are as follows:

==================================================================
                                                     Net Income
                                                       After
                                                     Dividends
       Quarter            Operating    Operating    on Preferred
        Ended             Revenues      Income         Stock
- -------------------       ---------    ---------    --------------
                                     (in thousands)

 March 1994                $686,847     $128,623     $  72,031
 June 1994                  759,399      162,696        98,668
 September 1994             838,927      199,736       141,214
 December 1994              649,969      104,949        44,425

 March 1993                $635,559     $124,356     $  57,856
 June 1993                  733,589      159,023        91,448
 September 1993             919,934      205,151       150,818
 December 1993              718,527      106,582        46,372
==================================================================

The company's business is influenced by seasonal weather conditions.

                                       29


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1994 Annual Report

=====================================================================================================

                                                                         1994        1993        1992
- -----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $2,935,142  $3,007,609  $2,846,840
Net Income after Dividends
  on Preferred Stock (in thousands)                                  $356,338    $346,494    $338,555
Cash Dividends on Common Stock (in thousands)                        $268,000    $252,900    $273,300
Return on Average Common Equity (percent)                               13.86       13.94       14.02
Total Assets (in thousands)                                        $8,459,217  $8,248,683  $6,593,618
Gross Property Additions (in thousands)                              $536,785    $435,843    $367,463
- -----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $2,614,405  $2,526,348  $2,443,493
Preferred stock                                                       440,400     440,400     489,400
Preferred stock subject to mandatory redemption                           -           -           -
Long-term debt                                                      2,455,013   2,362,852   2,202,473
- -----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $5,509,818  $5,329,600  $5,135,366
=====================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      47.4        47.4        47.6
Preferred stock                                                           8.0         8.3         9.5
Long-term debt                                                           44.6        44.3        42.9
- -----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           100.0       100.0       100.0
=====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                150,000     860,000     745,000
Retired                                                                20,387     699,788     931,797
Preferred Stock (in thousands):
Issued                                                                      -     158,000     150,000
Retired                                                                     -     207,000     145,000
- -----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                  A1          A1          A1
  Standard and Poor's                                                       A           A           A
  Duff & Phelps                                                            A+          A+           A
Preferred Stock -
  Moody's                                                                  a2          a2          a2
  Standard and Poor's                                                      A-          A-          A-
  Duff & Phelps                                                            A-          A-          A-
- -----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                         1,042,974   1,027,130   1,012,294
Commercial                                                            162,239     157,337     152,530
Industrial                                                              5,341       5,391       5,434
Other                                                                     716         713         704
- -----------------------------------------------------------------------------------------------------
Total                                                               1,211,270   1,190,571   1,170,962
=====================================================================================================
Employees (year-end)                                                    7,996       8,009       8,116

                                       30A


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1994 Annual Report


=====================================================================================================
                                                                         1991        1990        1989
- -----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $2,846,794  $2,722,424  $2,629,354
Net Income after Dividends
  on Preferred Stock (in thousands)                                  $339,666    $312,803    $311,146
Cash Dividends on Common Stock (in thousands)                        $232,900    $220,800    $217,300
Return on Average Common Equity (percent)                               14.55       14.00       14.53
Total Assets (in thousands)                                        $6,549,462  $6,362,293  $6,279,431
Gross Property Additions (in thousands)                              $397,011    $444,680    $459,199
- -----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $2,387,198  $2,280,590  $2,188,811
Preferred stock                                                       484,400     484,400     484,400
Preferred stock subject to mandatory redemption                           -        12,500      17,500
Long-term debt                                                      2,382,635   2,397,931   2,435,129
- -----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $5,254,233  $5,175,421  $5,125,840
=====================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      45.4        44.1        42.7
Preferred stock                                                           9.2         9.6         9.8
Long-term debt                                                           45.4        46.3        47.5
- -----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           100.0       100.0       100.0
=====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                250,000         -           -
Retired                                                               227,695      33,122      75,650
Preferred Stock (in thousands):
Issued                                                                    -           -           -
Retired                                                                17,500       5,000       5,000
- -----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                  A1          A1          A1
  Standard and Poor's                                                       A           A           A
  Duff & Phelps                                                             A           A           A
Preferred Stock -
  Moody's                                                                  a2          a2          a2
  Standard and Poor's                                                      A-          A-          A-
  Duff & Phelps                                                            A-          A-          A-
- -----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                           997,585     985,566     974,622
Commercial                                                            148,228     144,340     141,265
Industrial                                                              5,496       5,322       5,200
Other                                                                     697         690         684
- -----------------------------------------------------------------------------------------------------
Total                                                               1,152,006   1,135,918   1,121,771
=====================================================================================================
Employees (year-end)                                                    8,513       9,473       9,698

                                       30B


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1994 Annual Report


=====================================================================================================
                                                                         1988        1987        1986
- -----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $2,476,626  $2,574,634  $2,549,574
Net Income after Dividends
  on Preferred Stock (in thousands)                                  $283,475    $257,239    $273,456
Cash Dividends on Common Stock (in thousands)                        $212,700    $201,100    $191,300
Return on Average Common Equity (percent)                               14.03       13.56       15.12
Total Assets (in thousands)                                        $6,180,945  $5,912,000  $5,570,653
Gross Property Additions (in thousands)                              $643,892    $600,589    $553,767
- -----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $2,094,815  $1,946,747  $1,847,608
Preferred stock                                                       484,400     384,400     384,400
Preferred stock subject to mandatory redemption                        22,500      27,500      30,000
Long-term debt                                                      2,496,492   2,386,258   2,210,108
- -----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $5,098,207  $4,744,905  $4,472,116
=====================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      41.1        41.0        41.3
Preferred stock                                                           9.9         8.7         9.3
Long-term debt                                                           49.0        50.3        49.4
- -----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           100.0       100.0       100.0
=====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                150,000     200,000     125,000
Retired                                                                42,445     108,082     405,765
Preferred Stock (in thousands):
Issued                                                                100,000         -           -
Retired                                                                 2,500       5,000      42,224
- -----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                  A1          A1          A1
  Standard and Poor's                                                       A           A           A
  Duff & Phelps                                                             6           6           6
Preferred Stock -
  Moody's                                                                  a2          a2          a2
  Standard and Poor's                                                      A-          A-          A-
  Duff & Phelps                                                             7           7           7
- -----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                           964,581     950,101     934,798
Commercial                                                            137,955     134,533     130,540
Industrial                                                              5,120       4,955       4,725
Other                                                                     678         713         697
- -----------------------------------------------------------------------------------------------------
Total                                                               1,108,334   1,090,302   1,070,760
=====================================================================================================
Employees (year-end)                                                   10,302      10,457      10,367

                                       30C


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1994 Annual Report


=========================================================================================
                                                                         1985        1984
- -----------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $2,518,699  $2,236,560
Net Income after Dividends
  on Preferred Stock (in thousands)                                  $264,562    $233,252
Cash Dividends on Common Stock (in thousands)                        $185,700    $161,900
Return on Average Common Equity (percent)                               15.41       14.74
Total Assets (in thousands)                                        $5,722,263  $5,496,197
Gross Property Additions (in thousands)                              $568,073    $575,173
- -----------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $1,770,156  $1,664,295
Preferred stock                                                       384,400     424,400
Preferred stock subject to mandatory redemption                        35,000      37,224
Long-term debt                                                      2,349,373   2,402,713
- -----------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $4,538,929  $4,528,632
=========================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      39.0        36.7
Preferred stock                                                           9.3        10.2
Long-term debt                                                           51.7        53.1
- -----------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           100.0       100.0
=========================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                    -           -
Retired                                                                39,460      21,250
Preferred Stock (in thousands):
Issued                                                                    -           -
Retired                                                                   -           810
- -----------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                  A1          A2
  Standard and Poor's                                                       A          A-
  Duff & Phelps                                                             6           7
Preferred Stock -
  Moody's                                                                  a2          a3
  Standard and Poor's                                                      A-        BBB+
  Duff & Phelps                                                             7           8
- -----------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                           918,777     905,239
Commercial                                                            126,644     123,561
Industrial                                                              4,619       4,467
Other                                                                     755         759
- -----------------------------------------------------------------------------------------
Total                                                               1,050,795   1,034,026
=========================================================================================
Employees (year-end)                                                   10,212      10,144

                                       31


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1994 Annual Report

=====================================================================================================
                                                                         1994        1993        1992
- -----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                          $913,146    $947,277    $845,660
Commercial                                                            647,202     634,895     589,816
Industrial                                                            803,587     832,938     800,311
Other                                                                  13,515      13,344      12,734
- -----------------------------------------------------------------------------------------------------
Total retail                                                        2,377,450   2,428,454   2,248,521
Sales for resale - non-affiliates                                     354,760     364,105     407,791
Sales for resale - affiliates                                         164,762     181,975     158,088
- -----------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            2,896,972   2,974,534   2,814,400
Other revenues                                                         38,170      33,075      32,440
- -----------------------------------------------------------------------------------------------------
Total                                                              $2,935,142  $3,007,609  $2,846,840
=====================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                        13,183,147  13,185,062  12,069,268
Commercial                                                          9,645,798   9,185,462   8,629,869
Industrial                                                         19,479,364  18,595,237  18,260,274
Other                                                                 185,876     181,673     176,798
- -----------------------------------------------------------------------------------------------------
Total retail                                                       42,494,185  41,147,434  39,136,209
Sales for resale - non-affiliates                                   6,775,176   7,143,672   8,382,571
Sales for resale - affiliates                                       8,432,533   8,081,324   7,210,697
- -----------------------------------------------------------------------------------------------------
Total                                                              57,701,894  56,372,430  54,729,477
=====================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              6.93        7.18        7.01
Commercial                                                               6.71        6.91        6.83
Industrial                                                               4.13        4.48        4.38
Total retail                                                             5.59        5.90        5.75
Sales for resale                                                         3.42        3.59        3.63
Total sales                                                              5.02        5.28        5.14
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                      12,746      12,936      12,017
Residential Average Annual Revenue
 Per Customer                                                         $882.88     $929.36     $842.00
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                10,431      10,431      10,431
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                  8,217       7,152       7,077
Summer                                                                  9,028       9,457       8,801
Annual Load Factor (percent) (Note 2)                                    62.2        58.6        59.6
Plant Availability (percent):
Fossil-steam                                                             86.9        89.7        88.9
Nuclear                                                                  92.5        86.6        80.2
- -----------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     62.9        63.9        64.3
Nuclear                                                                  21.7        20.1        19.0
Hydro                                                                     8.4         6.9         8.5
Oil and gas                                                                *           *           *
Purchased power -
  From non-affiliates                                                     1.3         1.1         1.2
  From affiliates                                                         5.7         8.0         7.0
- -----------------------------------------------------------------------------------------------------
Total                                                                   100.0       100.0       100.0
=====================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                     9,961      10,003      10,000
Cost of fuel per million BTU (cents)                                   157.62      173.66      164.57
Average cost of fuel per net kilowatt-hour generated (cents)             1.57        1.74        1.65
=====================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.

                                       32A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1994 Annual Report

=====================================================================================================
                                                                         1991        1990        1989
- -----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                          $864,347    $825,645    $781,982
Commercial                                                            582,730     551,634     533,487
Industrial                                                            790,224     777,580     762,274
Other                                                                  12,662      12,103      11,743
- -----------------------------------------------------------------------------------------------------
Total retail                                                        2,249,963   2,166,962   2,089,486
Sales for resale - non-affiliates                                     407,912     434,996     409,202
Sales for resale - affiliates                                         159,375      93,473     104,488
- -----------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            2,817,250   2,695,431   2,603,176
Other revenues                                                         29,544      26,993      26,178
- -----------------------------------------------------------------------------------------------------
Total                                                              $2,846,794  $2,722,424  $2,629,354
=====================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                        12,324,898  11,996,794  11,346,736
Commercial                                                          8,526,131   8,201,534   7,915,685
Industrial                                                         17,511,579  17,713,153  17,360,791
Other                                                                 174,760     170,420     166,485
- -----------------------------------------------------------------------------------------------------
Total retail                                                       38,537,368  38,081,901  36,789,697
Sales for resale - non-affiliates                                   8,810,442  10,277,060  10,292,329
Sales for resale - affiliates                                       7,784,285   4,519,275   5,048,743
- -----------------------------------------------------------------------------------------------------
Total                                                              55,132,095  52,878,236  52,130,769
=====================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              7.01        6.88        6.89
Commercial                                                               6.83        6.73        6.74
Industrial                                                               4.51        4.39        4.39
Total retail                                                             5.84        5.69        5.68
Sales for resale                                                         3.42        3.57        3.35
Total sales                                                              5.11        5.10        4.99
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                      12,435      12,256      11,717
Residential Average Annual Revenue
 Per Customer                                                         $872.04     $843.50     $807.50
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                10,539       9,879       9,879
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                  6,586       6,293       7,264
Summer                                                                  8,627       8,878       8,256
Annual Load Factor (percent) (Note 2)                                    59.9        57.4        59.5
Plant Availability (percent):
Fossil-steam                                                             93.1        92.2        90.7
Nuclear                                                                  87.0        86.5        83.1
- -----------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     61.5        57.0        54.1
Nuclear                                                                  20.8        21.6        21.0
Hydro                                                                     8.2         8.7        11.0
Oil and gas                                                                *          0.1         0.1
Purchased power -
  From non-affiliates                                                     1.6         0.9         1.8
  From affiliates                                                         7.9        11.7        12.0
- -----------------------------------------------------------------------------------------------------
Total                                                                   100.0       100.0       100.0
=====================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                     9,985      10,072      10,061
Cost of fuel per million BTU (cents)                                   170.49      171.55      172.20
Average cost of fuel per net kilowatt-hour generated (cents)             1.70        1.73        1.73
=====================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


                                       32B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1994 Annual Report

=====================================================================================================
                                                                         1988        1987        1986
- -----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                          $761,805    $759,957    $738,864
Commercial                                                            510,910     501,088     481,676
Industrial                                                            738,755     721,298     705,395
Other                                                                  11,255      10,968      10,811
- -----------------------------------------------------------------------------------------------------
Total retail                                                        2,022,725   1,993,311   1,936,746
Sales for resale - non-affiliates                                     355,362     443,880     472,938
Sales for resale - affiliates                                          76,691     118,746     120,911
- -----------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            2,454,778   2,555,937   2,530,595
Other revenues                                                         21,848      18,697      18,979
- -----------------------------------------------------------------------------------------------------
Total                                                              $2,476,626  $2,574,634  $2,549,574
=====================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                        11,332,285  11,149,225  10,606,698
Commercial                                                          7,711,092   7,476,924   7,015,589
Industrial                                                         16,881,342  15,969,075  15,025,806
Other                                                                 165,122     159,422     153,282
- -----------------------------------------------------------------------------------------------------
Total retail                                                       36,089,841  34,754,646  32,801,375
Sales for resale - non-affiliates                                   7,905,750  10,523,554   9,064,049
Sales for resale - affiliates                                       3,551,142   4,963,997   4,456,360
- -----------------------------------------------------------------------------------------------------
Total                                                              47,546,733  50,242,197  46,321,784
=====================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              6.72        6.82        6.97
Commercial                                                               6.63        6.70        6.87
Industrial                                                               4.38        4.52        4.69
Total retail                                                             5.60        5.74        5.90
Sales for resale                                                         3.77        3.63        4.39
Total sales                                                              5.16        5.09        5.46
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                      11,839      11,848      11,457
Residential Average Annual Revenue
 Per Customer                                                         $795.84     $807.61     $798.09
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                 9,279       9,337       9,337
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                  6,377       6,138       6,257
Summer                                                                  7,991       7,886       7,892
Annual Load Factor (percent) (Note 2)                                    59.6        58.3        56.2
Plant Availability (percent):
Fossil-steam                                                             91.3        90.2        88.5
Nuclear                                                                  91.9        83.3        83.8
- -----------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     53.9        52.5        58.8
Nuclear                                                                  26.1        21.7        23.8
Hydro                                                                     4.8         6.3         4.2
Oil and gas                                                               0.1         0.2         0.1
Purchased power -
  From non-affiliates                                                     0.5         0.2         2.0
  From affiliates                                                        14.6        19.1        11.1
- -----------------------------------------------------------------------------------------------------
Total                                                                   100.0       100.0       100.0
=====================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                    10,137      10,214      10,209
Cost of fuel per million BTU (cents)                                   168.21      176.72      179.65
Average cost of fuel per net kilowatt-hour generated (cents)             1.71        1.80        1.83
=====================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


                                       32C





SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1994 Annual Report

=========================================================================================
                                                                         1985        1984
- -----------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                          $684,970    $664,286
Commercial                                                            453,651     430,400
Industrial                                                            717,078     692,177
Other                                                                  10,129       9,615
- -----------------------------------------------------------------------------------------
Total retail                                                        1,865,828   1,796,478
Sales for resale - non-affiliates                                     539,343     317,890
Sales for resale - affiliates                                          95,733     108,812
- -----------------------------------------------------------------------------------------
Total revenues from sales of electricity                            2,500,904   2,223,180
Other revenues                                                         17,795      13,380
- -----------------------------------------------------------------------------------------
Total                                                              $2,518,699  $2,236,560
=========================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                         9,814,814   9,634,285
Commercial                                                          6,593,645   6,270,899
Industrial                                                         15,215,276  15,134,188
Other                                                                 146,119     143,785
- -----------------------------------------------------------------------------------------
Total retail                                                       31,769,854  31,183,157
Sales for resale - non-affiliates                                  12,158,464   8,587,936
Sales for resale - affiliates                                       3,588,338   4,270,493
- -----------------------------------------------------------------------------------------
Total                                                              47,516,656  44,041,586
=========================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              6.98        6.90
Commercial                                                               6.88        6.86
Industrial                                                               4.71        4.57
Total retail                                                             5.87        5.76
Sales for resale                                                         4.03        3.32
Total sales                                                              5.26        5.05
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                      10,781      10,755
Residential Average Annual Revenue
 Per Customer                                                         $752.43     $741.58
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                 9,337       8,580
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                  6,191       5,696
Summer                                                                  7,570       6,946
Annual Load Factor (percent) (Note 2)                                    57.2        59.8
Plant Availability (percent):
Fossil-steam                                                             90.5        91.2
Nuclear                                                                  81.0        86.5
- -----------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     55.7        51.5
Nuclear                                                                  22.4        26.1
Hydro                                                                     6.2        11.0
Oil and gas                                                               0.1          *
Purchased power -
  From non-affiliates                                                     1.7         0.2
  From affiliates                                                        13.9        11.2
- -----------------------------------------------------------------------------------------
Total                                                                   100.0       100.0
=========================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                    10,229      10,367
Cost of fuel per million BTU (cents)                                   185.74      179.40
Average cost of fuel per net kilowatt-hour generated (cents)             1.90        1.86
=========================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.
